Exhibit 16.1

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Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 United States of America	30 January 2015

Dear Sirs

We have been furnished with a copy of the response to Item 16F of Form F-1 for the event that occurred on 18 July 2013, to be filed by our former client, Summit Corporation plc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO LLP

BDO LLP